Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A of our report dated December 7, 2012, except for the effects of the share consolidation described in Note 1 to the consolidated financial statements, as to which the date is August 12, 2013, relating to the consolidated financial statements, which appears in Sophiris Bio Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, British Columbia
June 17, 2014